Exhibit 99.1
PRESS RELEASE
ELKCORP MANAGEMENT AND BOARD ENGAGED IN
REVIEW OF STRATEGIC ALTERNATIVES
Retains UBS Investment Bank
DALLAS — November 6, 2006 — ElkCorp (NYSE:ELK) announced today that its management and Board of Directors are engaged in a review of the Company’s strategic alternatives, which could include a possible merger or sale of the Company. The Company has retained UBS Investment Bank to assist in this process.
Thomas D. Karol, Chairman and Chief Executive Officer of ElkCorp, said, “ElkCorp’s strong market position, healthy balance sheet and our plan for continued growth in all three of our platforms clearly position us as a leader in the building products industry. That said, several third parties have indicated interest in the Company, and our management and the Board believe that it is prudent to evaluate all opportunities for maximizing shareholder value.” Karol added, “We are committed to doing what we believe is best for the Company and its shareholders and have engaged financial advisors to assist us in a thoughtful and comprehensive process.”
The Company has not set a definitive timetable for completion of its evaluation and further there can be no assurances that the evaluation process will result in any transaction. The company does not intend to disclose developments regarding its evaluation of strategic alternatives unless and until its Board of Directors approves a definitive transaction.
In connection with the strategic review, ElkCorp’s Board of Directors has adopted an amendment to the Company’s Shareholder Rights Agreement to reduce, effective today, the beneficial ownership threshold at which the rights will become exercisable from 15% to 10%. Any shareholder that beneficially owns 10% or more of the Company’s stock as of today will not be deemed to have crossed the threshold unless or until such shareholder acquires beneficial ownership of additional Company stock.
About ElkCorp
ElkCorp, through its subsidiaries, manufactures Elk brand premium roofing and building products (90% of consolidated revenue) and provides technologically advanced products and services to other industries. Its common stock is listed on the New York Stock Exchange (NYSE: ELK). See www.elkcorp.com for more information.
CONTACT: ElkCorp
Stephanie Elwood, 972-851-0472
Investor Relations Manager